Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of the 1st day of December 2020 (“Effective Date”), by and between Communications Systems, Inc., a Minnesota corporation (the “Company”) and Anita Kumar (the “Employee”).

A.            The Company desires to hire Employee as detailed below. Employee has thoroughly reviewed and considered the terms of this Employment Agreement, and accepts all terms set forth below.

B.            During her employment, Employee will have access to extremely sensitive confidential, proprietary and trade secret information relating to the Company, its employees, and its customers. As a result, Employee’s employment with the Company is strictly conditioned on Employee agreeing to the confidentiality provisions and post-employment restrictions in this Agreement. Employee has reviewed, considered, and accepts all such provisions as set forth below.

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Company and Employee, the parties agree as follows:

1.            Employment Duties; No Conflict; Contingency. The Company hereby employs Employee and Employee accepts such employment. Employee agrees to perform the duties consistent with her position and other duties as may be requested by the Company from time to time. Employee will perform her duties with a high level of professionalism and integrity. Employment pursuant to this Agreement is subject to all Company policies in effect throughout Employee’s employment. During the term of this Agreement, Employee will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement except as expressly permitted by the Company in writing.

2.            Employment at Will. Employee’s employment with the Company is at-will and continues until terminated by the Company or Employee for any reason. The “Termination Date” shall mean the date of cessation of the Employee’s employment with the Company (whether voluntarily or involuntarily) without regard to any notice of termination or pay in lieu of notice of termination. The first ninety (90) days of employment shall be considered a probationary period, which period does not alter the at-will nature of employment.

3.             Compensation.

(a)            Base Salary. The Company shall pay Employee base salary in the annualized amount of $280,000 (“Base Salary”), less applicable taxes and withholding, payable in accordance with the Company’s standard payroll practices.

(b)           Employee Bonus Program. Employee shall be eligible for the Company’s Employee Bonus Program. Employee’s potential bonus shall be up to fifty-five percent (55%) of Employee’s Base Salary. Any Bonus payable under this Section 3(b) shall be paid as a lump sum by March 15 (“Bonus Pay Date”) of the calendar year following the year for which the Bonus was calculated. The Employee Bonus Program is discretionary based on goals established by the Company’s Board of Directors and may be changed from time to time.

(c)            Change in Control Benefits. Employee shall be entitled to change in control benefits as set forth in the Communications Systems, Inc. Change in Control Agreement attached as Exhibit A.

(d)            Stock Options. Employee will be granted options for 25,000 shares of the Company’s common stock subject to vesting and other terms to be provided.

(e)            Restricted Stock Units. Employee will be granted 5,000 restricted stock units subject to terms to be provided.

(f)             Benefits. Employee shall be entitled to participate in all employee benefit plans or programs offered by the Company to all its employees, subject to the eligibility requirements and terms of such plans or programs, including, as of the Effective Date, cellphone reimbursement, medical, dental, vision, life, and critical illness/accident insurance; the Company 401(k) plan, Employee Stock Purchase Plan, and Health Savings Account. Employee will also receive a vehicle allowance in the amount of $298.07 per pay period ($7,750 annualized), subject to maintaining a valid driver’s license.

(g)            Separation without cause. If the Company terminates this Agreement without Cause as defined herein prior to December 31, 2021, subject to the requirements herein, Employee will receive a guaranteed separation payment equivalent to 6 months base salary, subject to applicable withholding, over the Company’s regular scheduled bi-weekly payroll pay dates (“Severance”). As a condition of receiving this Severance, Employee must (i) comply with all provisions of this Agreement and any other obligations owed to the Company; and (ii) sign the General Release attached as Exhibit B after employment ends and not rescind any portion thereof.

4.             Termination. This Agreement may be terminated at any time upon sixty (60) days’ written notice by (a) the Company to Employee in person or by certified mail to Employee’s address on record at the Company, or (b) Employee to the then-current Chair of the Company Board of Directors in person or by certified mail to the Company.

(a)            Upon termination of this Agreement, Employee shall be entitled to receive (i) Base Salary owed through the Termination Date, (ii) reimbursement of reasonable expenses incurred as of the Termination Date. Such amount shall be paid within fourteen (14) days of the Termination Date. Employee acknowledges and agrees that said payments, as applicable, and amounts owed pursuant to the Change in Control Agreement attached as Exhibit A, if any, shall be in full satisfaction of any amount due to Employee by the Company, and Employee shall not be entitled to any further payment, severance, benefits continuation, damages, or any additional compensation whatsoever.

(c)            For purposes of this Agreement, “Cause” means: (i) gross negligence or gross neglect of duties; (ii)  commission of any felony, or a gross misdemeanor involving moral turpitude that in the reasonable determination of the Board is materially and demonstrably injurious to the Company or that impairs Employee’s ability to substantially perform Employee’s duties with the Company or a subsidiary; (iii) fraud, disloyalty, dishonesty or willful violation of any law or a willful violation of a Company policy that, after warning, remains a continuing violation, committed in connection with the Employee’s employment; (iv) conduct that, in the judgment of the Company’s Board, results in damage to the Company’s business, property, reputation, or goodwill, including allegations of sexual harassment or discrimination; (v) breach of or inability to perform Employee’s obligations under this Agreement other than by reason of disability or death; or (vi) failure to follow a directive of the Company’s Board.

5.             Proprietary Information. During the course of employment Employee will have access to the Company’s proprietary and trade secret information. Maintaining the confidentiality of such information is important to the Company’s competitive position in the industry and ultimately to the Company’s ability to achieve financial success and provide employment opportunities. Employee will not discuss the business affairs and operations of the Company with anyone outside of the Company except when required in the normal course of business. To the extent Employee has access to proprietary and/or trade secret information, she is responsible for the security of that information. Extreme care must be exercised to insure that such information is safeguarded to protect the Company, its suppliers, clients, and employees.

6.             Confidential Information. Employee recognizes and acknowledges that Employee will have access to certain information of the Company and that such information is confidential and constitutes valuable, special and unique property of the Company. The Employee shall not at any time, either during or after termination of employment, directly or indirectly disclose to others, use, copy or permit to be copied, except as directed by law or in accordance with Employee’s duties for or on behalf of the Company, its successors, assigns or nominees, any Confidential Information of the Company (regardless of whether developed by the Employee), without the prior written consent of the Company. The term “Confidential Information” means any secret or non-public information or know-how relating to the Company and its business, and shall include but not be limited to information relating to the Company’s plans, customers, costs, prices, personnel, business relationships, uses and applications of products and services, results of investigations, studies owned or used by the Company, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by the Company, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by the Company. Employee shall maintain in confidence any Confidential Information of third parties, received as a result of the Employee’s employment, in accordance with the Company’s obligations to such third parties and the policies established by the Company.

Consistent with state and federal law, nothing in this Agreement (a) is intended to limit Employee’s right to discuss the terms, wages, and working conditions of her employment; or (b) prohibits Employee from reporting possible violations of law to a government agency or attorney, including information about trade secrets in a document filed in a lawsuit if the disclosure is made in confidence, good faith, solely for the purpose of reporting or investigating a suspected violation of law and is done only as permitted by law.

7.             Non-Solicitation, Non-Interference and Non-Competition. As a result of employment with the Company, Employee will acquire considerable knowledge about, and expertise in, certain areas of the Company’s business. Employee will also gain knowledge of, and have contact with, customers and suppliers of the Company. Employee acknowledges that she may be able to utilize such knowledge and expertise following termination of service with the Company, to the serious detriment of the Company if she solicits business from customers of the Company or interferes with the Company’s relationships with its customers, business partners or employees. Accordingly, she agrees that:

(a)            Non-Solicitation, Non-Interference with Customers. During employment and for one (1) year after termination of employment, Employee will not directly or indirectly (i) solicit any customer or business partner of the Company, (ii) take any action intended to, or that has the effect of, interfering with the Company’s relationship with any customer or business partner or otherwise resulting in a customer or business partner reducing or ceasing their business relationship with the Company; or (iii) provide, to any customer with whom Employee had contact during employment or about whom Employee had access to Confidential Information, any products or services that are competitive with those that were offered by the Company during Employee’s employment.

(b)            Non-Solicitation of Employees. During employment and for one (1) year after termination of employment, Employee will not directly or indirectly approach, solicit, entice, hire or attempt to approach, solicit entice or hire any employee of the Company to leave the employment of the Company.

(c)            Non- Competition. During employment and for one (1) year after termination of employment, Employee will not directly or indirectly engage in any business that is the same as or substantially similar to the business in which the Company engages during the term of Employee’s employment; provided, however, that this restriction shall apply only to the geographic market of the Company. Employee shall be deemed to engage in a business if she directly or indirectly engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business that provides products or services that are the same as or substantially similar to the products and/or services provided by the Company during Employee’s employment. Provided, however, that Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (b) Employee does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of one percent of the outstanding capital stock of such enterprise.

(d)            Tolling of Restrictive Period. In the event Employee breaches any provision of this Section 7, the applicable restrictive period herein shall be tolled during the time of Employee’s breach. Upon cessation of any such breach, the restrictive period shall continue and shall be extended by the time period of the applicable breach.

(e)            Presentment to any New Employer. For one year after termination of employment, Employee will give a copy of this Agreement to any subsequent employer prior to Employee’s first day of work so that the new employer can evaluate whether Employee’s work for that employer may be in violation of this Agreement.

8.             Inventions; Works Made for Hire. For purposes of this Agreement, “Inventions” means all ideas, improvements, discoveries, concepts, original works of authorship, modifications, formulations, software programs, product development or ideas (whether patentable or not) relating to the business of the Company that are generated, conceived or reduced to practice by Employee during employment with the Company either alone or in conjunction with others, during or outside of working hours. Any patent application (including provisional applications, international applications, and the like) on which Employee is named as an inventor that is both: (a) filed within one (1) year after termination of employment; and (b) relates to the business of Company; shall be presumed to cover an Invention conceived by Employee during employment with the Company, subject to proof to the contrary by good faith, written and duly collaborated records establishing that such Invention was conceived and made following termination of employment. Employee agrees to document all Inventions in writing and promptly disclose such Inventions to the Company. All original works of authorship made by Employee (solely or jointly with others) within the scope of employment with the Company (or her prior employment) and that are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(a)            Ownership and Assignment of Inventions. Subject to the limitations of Minnesota Statute §181.78 set forth below, all Inventions are the exclusive property of the Company (whether any Invention was generated, conceived or reduced to practice prior to the execution of this Agreement). Employee hereby assigns and agrees to assign in the future (when any such Inventions are first reduced to practice or first fixed in a tangible medium, as applicable, or are otherwise assignable) to the Company all Employee’s right, title and interest in and to any and all Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during Employee’s employment with the Company. Inventions assigned to the Company or to a third party as directed by the Company are referred to as “Company Inventions.” Employee hereby waives and agrees not to assert any proprietary rights in or with respect to a Company Invention. Employee will sign and deliver any documents necessary to fully assign ownership of any Invention to the Company. Employee will, at the Company’s expense, provide all assistance reasonably required for the Company to perfect, protect and use rights to Inventions. Employee will maintain appropriate documentation relating to Inventions and sign all documents and do all things the Company deems necessary or desirable to document and record the transfer of Employee’s right, title and interest in Inventions to the Company or a third party designated by the Company, and enable the Company to obtain patent protection for Inventions anywhere in the world.

(b)           Exclusions. The terms of this Section 8 do not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and that was developed entirely on Employee’s own time and that (i) does not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (ii) does not result from any work performed by Employee for the Company.

(c)            Continuing Obligations. The obligations of this Section 8 continue beyond the termination of employment with the Company as to Inventions conceived or made by Employee during Employee’s employment and are binding upon Employee’s assigns, executors, administrators and other legal representatives.

9.             Conflict of Interests. The Company expects all employees to conduct business according to the highest ethical standards of conduct. Employee is expected to devote her best efforts to the interests and business of the Company. Business dealings that create, or appear to create, a conflict between the interests of the Company and Employee are prohibited. The Company recognizes the right of employees to engage in activities outside of their employment that are of a private nature and unrelated to the Company’s business. However, Employee must disclose any possible conflicts so that the Company may assess and prevent potential conflicts of interest from arising. A potential or actual conflict of interest may occur when an employee is in a position to influence a business decision that may result in personal gain to the employee, a family member, or personal acquaintance. It is not possible to specify every action that might create a conflict of interest. Any question regarding whether an action or proposed course of conduct could create, or appear to create, a conflict of interest should immediately be presented to the Chief Executive Officer or the Human Resources Department for review.

10.           Restrictions Reasonable. Employee acknowledges that the restrictions in this Agreement are reasonable under the circumstances. Employee hereby waives all defenses to the enforcement thereof by the Company. If any provision of this Agreement is deemed void or invalid by a court, the remaining provisions shall remain in full force and effect and Employee agrees that the court has the power to replace such void or invalid provisions with such other enforceable and valid provisions as are as close as possible to the original in form and effect.

11.           Section 409A Compliance. The parties intend that the benefits and rights described in this Agreement comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”) to the extent that the requirements of Section 409A are applicable hereto, and the provisions of this Agreement will be construed in a manner consistent with that intention.  If Employee or the Company believes at any time that any such benefit or right subject to Section 409A does not so comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and on the Company).  Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).

Notwithstanding the foregoing, the Company does not make any representation that the payments or benefits under this Agreement are exempt from, or satisfy, the requirements of Section 409A and the Company shall have no liability or other obligation to indemnify or hold harmless Employee or any beneficiary for any tax, additional tax, interest or penalties if any provision of this Agreement or any action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

12.           Severability. Any provision of this Agreement that is prohibited or unenforceable under Minnesota law shall be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, without affecting the remaining provisions of this Agreement.

13.           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

14.           Entire Agreement. This Agreement and the Exhibit A hereto constitute the entire agreement between Employee and the Company with respect to the subject matter of this Agreement and supersede all previous understandings, communications, representations and agreements, whether verbal or written, with respect to the subject matter hereof. This Agreement may not be modified except by subsequent agreement in writing signed by the Company and Employee.

15.           Post-Employment Cooperation. Employee agrees to cooperate and assist the Company in the handling or investigation of any administrative charges, government inquires, claims, threats or lawsuits involving the Company that relate to matters that arose while the Employee was an employee of the Company. The Company will reimburse Employee for out-of-pocket expenses incurred in connection with such cooperation.

16.           Notice. Unless otherwise provided herein, any notice required or given under the terms of this Agreement shall be in writing and delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number in Minnetonka, Minnesota, or to Employee at the address set forth below. Notice shall be deemed given (a) when delivered if personally delivered; (b) three business days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Until changed by notice pursuant to this Section 16, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:	If to Employee, to:
Attn: Group President and CFO	Anita Kumar
Communication Systems, Inc.	Attn: Anita Kumar
10900 Red Circle Drive	6305 Loch Moor Dr
Minnetonka, MN 55343	Edina, MN 55439
Fax: (952) 946-1835

17.           Governing Law; Breach. This Agreement shall be governed by and construed in accordance with the laws of Minnesota, without reference to conflicts of laws. In the event either party is deemed by a court of appropriate jurisdiction to have breached this Agreement, the nonbreaching party shall be entitled to recover all costs, expenses and attorney’s fees incurred in enforcing the terms of this Agreement.

18.           Survival. The provisions of Sections 5, 6, 7, 8, 10, 11, 12, 13, 14, 15, 17, 18 and 19 survive termination of this Agreement (and, for the avoidance of doubt, any termination of Employee’s employment with the Company).

19.           Termination of Prior Agreements. By signing below, Employee acknowledges and agree that: (b) all prior employment or similar agreements (whether written or verbal) between Employee and Transition Networks/CSI (collectively, the “Prior Agreements”), together with all of Employee’s rights under the Prior Agreements, are hereby terminated as of the date hereof; (c) any notice that may be required in connection with the termination of the Prior Agreements is hereby waived; (d) notwithstanding the termination of the Prior Agreements or any other provision of this Agreement, the provisions of the Prior Agreements that impose confidentiality, non-disclosure, non-solicitation, non-competition and other similar obligations on Employee (the “Existing Restrictive Covenants”) shall continue in full force and effect in accordance with their respective terms and Employee agrees to strictly abide by such provisions; and (e) the other provisions of the Prior Agreements shall continue in effect to the extent necessary to permit the Company or its successors or assigns to enforce the Existing Restrictive Covenants.

[Signature page follows]

Accordingly, this Employment Agreement is effective as of the Effective Date.

Communications Systems, Inc.

By:	/s/ Roger H.D. Lacey	/s/ Anita Kumar

Its:	Executive Chairman	Anita Kumar

EXHIBIT A

COMMUNICATIONS SYSTEMS, INC.

CHANGE OF CONTROL AGREEMENT

This CHANGE IN CONTROL Agreement is adopted this ___8th_ day of December 2020 (the “Effective Date”) by and between COMMUNICATIONS SYSTEMS INC., a Minnesota corporation located in Minnetonka, Minnesota (the “Company”), and Anita Kumar (the  “Executive”), an executive of the Company or one of its subsidiaries.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to retain the Executive’s services and to reinforce and encourage the continued attention and dedication of the Executive to his or her assigned duties, without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

The Company and the Executive agree as provided herein.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Agreement” means this Communications Systems Inc. Change in Control Agreement, as it may be amended from time to time.

1.2           “Annual Compensation” means the Executive’s average compensation paid by the Company which was includible in the Executive’s gross income during the most recent two taxable years ending before the date of the Change in Control.  The definition includes amounts includible in compensation, prior to any reduction for a salary contribution to a plan described in Section 125 of the Code or qualified under Section 401(k) of the Code, as well as any compensation included in the Executive’s compensation within the meaning of Section 280G of the Code.

1.3           “Cause” means

(a)  Gross negligence or gross neglect of duties; or

(b)  Commission of a felony or of a gross misdemeanor involving moral turpitude which in the reasonable determination of the Board is materially and demonstrably injurious to the Company or which impairs the Executive’s ability to perform substantially the Executive’s duties with the Company or a Subsidiary; or

(c)  Fraud, disloyalty, dishonesty or willful violation of any law or a willful violation of a material Company or Subsidiary policy which, after warning, remains a continuing violation, committed in connection with the Executive’s employment.

1.4           “Change in Control” shall occur on the earliest date that

(a)  A “person” or “group”  acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(b) any person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

(c) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date that such appointments or elections are made; or

(d) any person or group acquires (or has acquired) during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(e) for the purposes of this Section 1.4, “person” or “group” does not include The Communications Systems, Inc. Employee Stock Ownership Plan and Trust.

1.5           “Code” means the Internal Revenue Code of 1986, as amended.

1.6           “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.7           “Good Reason” means the existence of any of the following without the Executive’s written consent:

(a) A material diminution by the Company in the Executive’s annual base salary.

(b) A material diminution in the Executive’s authority, duties or responsibilities as in effect in the three (3) month period immediately preceding a Change in Control.

(c) A material diminution in the authority, duties or responsibilities as in effect in the three (3) month period immediately preceding a Change in Control, of the person to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Company’s Board, if the Executive otherwise reported directly to the Company’s Board;

(d) A material diminution in the budget over which the Executive retains authority as in effect in the three (3) month period immediately preceding a Change in Control;

(e) the Company requiring the Executive to be based more than thirty (30) miles from where the Executive’s office is located immediately prior to a Change in Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company during the 90-day period ending on the date of the Change in Control (without regard to travel related to or in anticipation of the Change in Control); or

(f) any other action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive will have Good Reason to terminate employment only if within ninety (90) days following the Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, the Executive notifies the Company in writing that the Executive has determined a Good Reason exists and specifies the event creating Good Reason; following receipt of the notice, the Company fails to remedy the event within thirty (30) days; and the Executive’s resignation for Good Reason is effective within ninety (90) days following the Company’s period for remedy. If such conditions are not met, the Executive will not have a Good Reason to terminated employment.

1.8           “Subsidiary” means any entity that, along with the Company, would be treated as a single employer under Sections 414(b) and (c) of the Code.

1.9           “Successor” means any entity that assumes the rights and the obligations of the Company by merger, acquisition, or other valid legal succession.

1.10         “Termination Date” shall mean the date of the Executive’s Termination of Employment.

1.11         “Termination of Employment” shall mean Executive’s separation from service with the Company or one of its Subsidiaries.

Article 2

Change in Control Benefits

2.1           Change in Control Benefit.  Subject to the terms and conditions of this Agreement, if within twenty-four (24) months following a Change in Control of the Company, the Executive shall be subject to an involuntary Termination of Employment by the Company other than for Cause, death, disability or retirement, or Executive shall initiate a voluntary Termination of Employment for Good Reason, the Company shall pay to the Executive the benefit specified in this Section 2.1. If a Change in Control as defined in the Agreement occurs, this Agreement shall expire on the second anniversary of such Change in Control; provided, however, that any benefits provided under this Section 2.1 shall continue in effect until fully paid or satisfied.

2.1.1        Amount of Benefit. The benefit under this Section 2.1 is one and one half (1.5) times the Executive’s Annual Compensation at the date of the Change of Control.

2.1.2        Payment of Benefit.  The Company shall pay the benefit to the Executive in a lump sum seventy-five (75) days following the Termination Date provided that, prior to such date the Executive has executed a release of all claims against the Company, its officers and Directors.

2.1.3        Insurance Benefits.  If a benefit is payable under Section 2.1, then for a period of twelve (12) months following the Termination Date the Executive shall receive, in addition to the benefit provided in Section 2.1.1 of this Agreement the following benefits substantially in the form and expense to the Executive as received by the Executive on the Termination Date: (a) medical and dental insurance; and (b) life insurance.   The provision of medical and dental insurance and the provision of life insurance benefits pursuant to this Section 2.1.3 shall, however, be subject to the following limitations: (i) the benefits provided during Executive’s taxable year may not affect the benefits to be provided to Executive in any other taxable year, (ii) reimbursements or payments must be made on or before the last day of Executive’s taxable year following the taxable year in which the expense being paid or reimbursed was incurred, and (iii) the right to continued coverage is not subject to liquidation or exchange for another benefit.

It is understood and agreed that any rights and privileges of the Executive provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 “(COBRA”), amending the Employee Retirement Income Security Act, the Internal Revenue Code and the Public Health Services Act, as amended, shall begin immediately following the Termination Date.

2.2           Excess Parachute Payment. Notwithstanding anything to the contrary in this Agreement, the payments made to the Executive under this Section 2 shall be one dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code. Any reductions in payments under this section will come first from payments under Section 2.1.1 and then from payments under Section 2.1.3

2.3           Withholding & Payroll Taxes. To the extent required by law, the Company shall withhold from other amounts owed to the Executive or require the Executive to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements on any payments made to the Executive under this Agreement.  Determinations by the Company as to withholding shall be binding on the Executive.

Article 3

Miscellaneous

3.1           Confidential Information. The Executive recognizes and acknowledges that the Executive will have access to certain information of the Company and that such information is confidential and constitutes valuable, special and unique property of the Company. The Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except as directed by law or in pursuance of the Executive’s duties for or on behalf of the Company, its Successors, assigns or nominees, any Confidential Information of the Company (regardless of whether developed by the Executive), without the prior written consent of the Company. The term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, studies owned or used by such person, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of the Executive’s employment with the Company in accordance with the Company’s obligations to such third parties and the policies established by the Company.

3.2           No Competition. If within the twenty-four (24) months following a Change in Control of the Company, the Executive shall have an involuntary Termination of Employment by the Company other than for Cause, death, disability or retirement, or shall have a voluntary Termination of Employment for Good Reason, then and for a period of one (1) year immediately following the Termination Date, the Executive shall not directly or indirectly engage in any business in which the Company directly or indirectly engages during the term of the  Agreement; provided, however, that this restriction shall apply only to the geographic market of the Company. The Executive shall be deemed to engage in a business if the Executive directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business in which the Company directly or indirectly engages, provided, however, that the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (b) the Executive does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of one percent of the outstanding capital stock of such enterprise. In the event the Executive is eligible for and receives a payment under this Agreement, for the twelve (12) months after termination of employment, the Executive will not, directly or indirectly, solicit, induce or attempt to solicit or induce any of the Company’s employees or independent contractors for the purpose of hiring them to work for the Executive or another individual, entity or employer, or for the purpose of inducing them to leave their employment with the Company, except with the Company’s written consent. In the event the Executive violates this Section 3.2 or Section 3.1, any and all rights of the Executive under this Agreement shall terminate and no further payment shall be due the Executive, which shall be in addition to, and not in lieu of, any other rights or remedies of the Company under this Agreement.

3.3           Termination of Agreement Prior to Change of Control. At any time after the Effective Date and prior to a Change of Control, the Board of Directors of the Company may amend or terminate this Agreement: provided that no such amendment or termination shall be effective until at least sixty (60) days following written notification of Executive of such termination or amendment of this Agreement. Further, this Agreement shall automatically terminate if, prior to a Change of Control, Company terminates Executive, whether with or without Cause, or Executive voluntarily terminates his or her employment with the Company, whether with or without Good Reason.

3.4           Delivery of Documents Upon Termination of Employment. The Executive shall deliver to the Company or its designee at the Executive’s Termination of Employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at such Termination of Employment and that are related in any manner to the past, present, or anticipated business of the Company.

3.5           Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Sections 3.1, 3.2 and 3.3 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts owed by the Executive to the Company at the time of payment.

The termination of the Agreement shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

3.6           Dispute Resolution.  Subject to the Company’s right to seek injunctive relief in court as provided in Section 3.4 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Any such Arbitration will be conducted: (i) by a neutral arbitrator appointed by mutual agreement of the parties; or (ii) failing such agreement, by a neutral arbitrator appointed in accordance with said AAA rules; the Company shall pay the fees and reasonable expenses of the arbitrator; the parties will be permitted reasonable discovery in accordance with the provisions of the Minnesota Rules of Civil Procedure, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration; the arbitrator’s award will include findings of fact and conclusions of law showing the legal and factual bases for the arbitrator’s decision; the arbitrator will have the authority to award to the prevailing party any remedy or relief that a United States District Court or court of the State of Minnesota could order or grant if the Dispute had first been brought in that judicial forum, including costs and attorney’s fees; and unless otherwise agreed by the parties, the place of any arbitration proceeding will be Minneapolis, Minnesota.

3.7           Acknowledgement of Parties. The Company and the Executive understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement. The Company and the Executive understand and agree that this Section 3.5, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by the Executive, which shall not be subject to arbitration.

3.8           Right to Consult Counsel.  Executive has been advised of the Executive’s right to consult with an attorney prior to entering into this Agreement.

3.9           Successors of the Company. The Company will require any Successor by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate the Agreement and receive compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated the Executive’s employment for Good Reason.  As used in this Agreement, “Company” as hereinbefore defined shall include any Successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 3.8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

3.10         Executive’s Heirs, etc. The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there be no such designee, to the Executive’s estate.

3.11         Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number in Minnetonka, Minnesota, or to the Executive at the address and  facsimile number, if any, appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to such party by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:	If to the Executive, to:
Attn: President and CFO	Anita Kumar
COMMUNICATIONS SYSTEMS INC.
10900 Red Circle Drive
Minnetonka, MN 55343
Fax: (952) 946-1835

3.12         Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

3.13         Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the geographic area or any prohibited business activity from the coverage of this Agreement, and to reduce the duration of the non-compete period and to apply the provisions of this Agreement to the remaining portion of the geographic area or the remaining business activities not to be severed by such judicial authority and to the duration of the non-compete period as reduced by judicial determination.

3.14         Survival of the Executive’s Obligations. The Executive’s obligations under this Agreement shall survive regardless of whether the Executive incurs a Termination of Employment, voluntarily or involuntarily, by the Company or the Executive, with or without Cause.

3.15         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

3.16         Governing Law.  This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Minnesota.

3.17         Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not affect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

3.18         No guarantee of tax treatment.  Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive. This Agreement is drafted and shall be interpreted to be exempt from Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:		COMPANY:

/s/ Anita Kumar		COMMUNICATIONS SYSTEMS INC.

	By:	/s/ Roger H.D. Lacey

	Its:	CEO and Executive Chairman

EXHIBIT B

GENERAL RELEASE OF CLAIMS

(Signed After Employment Ends)

This General Release is provided pursuant to and in accordance with the terms of the Employment Agreement dated the 1st day of December, 2020 between Communication Systems Inc. (the “Company”) and Anita Kumar (“Employee”).

1.             Release of Claims. In consideration of the Severance and other valuable consideration described in the Employment Agreement and herein, the Employee, on behalf of herself and her heirs, successors and assigns, hereby releases, agrees not to sue, and forever discharges Communications Systems Inc., any affiliated entities, and their respective present and former shareholders, members, partners, officers, directors, governors, managers, employees, representatives, consultants, insurers, agents, and the successors and assigns of each, in their individual and official capacities (collectively, “Released Parties”), of and from all claims, demands, actions, causes of action, administrative claims, liability, damages, punitive and liquidated damages, attorneys’ fees, costs and disbursements, individual and/or class action claims, and demands of any kind whatsoever that she has or might have against any of them, known or unknown, in law or equity, contract or tort, however originating or existing, through the time she signs this General Release. This General Release includes all claims the Employee could bring on her own behalf as well as those that could be brought by any other person or organization on her behalf. Employee agrees not to voluntarily become a member of any class or voluntarily participate in any proceeding or case in which a claim against any Released Party arises, in whole or in part, from an event that occurred before she signed this General Release.

Without limiting the generality of the foregoing, this Release includes but is not limited to any claims the Employee may have for wages, bonuses, commissions, penalties, deferred compensation, paid time off, claims arising out of equity agreements, defamation, emotional distress, alleged violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1976, the Age Discrimination in Employment Act as amended, the Family and Medical Leave Act, the Minnesota Human Rights Act, and any claim for discrimination, harassment or retaliation based on protected status. This release does not waive any claims that are not waivable as a matter of law.

The Employee has not filed any charge, complaint, or action of any type against any Released Party, including but not limited to any claims arising at law, in equity or under the jurisdiction of any government agency. If any claim is filed on Employee’s behalf, the Severance is in complete satisfaction of any such claim and recovery in connection therewith.

2.             Consideration Period. The Employee is advised to review this General Release with an attorney of her choosing. She has twenty-one (21) days from the date she receives this Release to consider whether to sign it.

3.             Rescission. Employee has seven (7) days after signing this Agreement to rescind the release as to claims arising under the Age Discrimination in Employment Act and fifteen (15) days after signing this Agreement to rescind the release as to claims arising under the Minnesota Human Rights Act. In order to be effective, the rescission must: (i) be in writing; (ii) delivered to the Company, c/o ______________, 10900 Red Circle Drive, Minnetonka, MN 55343 by hand or by mail within the required period; and (iii) if delivered by mail, the rescission must be postmarked within the statutory period, properly addressed to ______________ as set forth above, and sent by certified mail or via FedEx. This General Release will be effective upon the expiration of the fifteen (15) day period without rescission of any part of this General Release. (the “Effective Date”). If the Employee rescinds any part of the release of claims, at the Company’s option she may not receive the Severance described in Section 3(g) of the Employment Agreement.

4.             No Other Representations. The Employee has read and understands all provisions of this General Release and provides it knowingly and voluntarily. Employee has not relied on any representations, statements or representations of any type other than the express terms of the Employment Agreement and this General Release. This General Release is the result of negotiation and compromise between the parties and shall not be interpreted against the Company for originally drafting this General Release.

5.             Breach. In the event Employee breaches this General Release, she shall be responsible for any and all costs and attorney’s fees incurred by the Company in enforcing the terms of this General Release.

I have read, understand and agree to the terms and conditions set forth above, and sign this General Release freely, voluntarily, and with full knowledge and understanding of its meaning.

Date:______________, 2020 ___________________________
Anita Kumar

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